Exhibit 10.2

TECHNOLOGY PURCHASE AGREEMENT

This Technology Purchase Agreement (this “Agreement”) is entered into as of January 18, 2022 (the “Effective Date”) by and among Physimax Technologies Ltd., located at 17 Ruhama St., Herzliya, Israel (the “Seller”) and any of its subsidiaries (“Subsidiaries”) on one hand, and Labstyle Innovation Ltd., located at HaTokhen Street, Caesarea Industrial Park, Israel (“Buyer”) and Dario Health Corporation, a Delaware corporation (“Parent”), on the other hand. Seller and Buyer are each referred to herein as a “Party,” and together as “Parties.”

RECITALS

WHEREAS, Seller is engaged in the business of Video-based AI (computer vision AI) Software Development and Cloud Service - analyzing body movement patterns to objectively measure and score functional musculoskeletal condition and non-contact injury risk, with recommended personalized exercises programs to address findings (the “Business”);

WHEREAS, Seller desires to transfer to Buyer, and Buyer desires to receive from Seller, all of Seller’s right, title, and interest in and to certain Purchased Assets as well as related agreements, including all patents, copyrights, trademarks, trade secrets and other intellectual property rights therein and thereto all as specified herein;

WHEREAS, a portion of the Purchase Price otherwise payable by Buyer to Seller in connection with the transactions contemplated by this Agreement shall be deposited by Buyer into an escrow account as security for the indemnification obligations set forth in this Agreement;

WHEREAS, after the Closing has taken place, the Seller will be placed into liquidation and distribute any assets remaining to its Equity Holders, which have given equity holder undertaking in the form, attached hereto as Exhibit A (“Equity Holder Undertaking”), to Buyer; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, the Parties hereby agree as follows:

AGREEMENT 1

DEFINITIONS AND CONSTRUCTION

1.1.	Capitalized Terms

In addition to other defined items in this Agreement, the following capitalized terms shall have the meanings set forth below:

1.1.1	“Action” has the meaning set forth in Subsection 9.2.3.
1.1.2	“Advance Payment” means an amount of US$400,000 already provided to Seller.
1.1.3

“Affiliate” means any Entity which controls, or is controlled by, or is under common control with, the Seller or the Buyer (as the case may be). For the purpose herein “Control” means the holding of more than fifty percent (50%) of (i) the equity (ii) the voting rights or (iii) the right to elect or appoint directors

1.1.4	“Agreed Amount” has the meaning set forth in Subsection 9.4.4
1.1.5	“Ancillary Agreements” means all agreements attached as exhibits to this Agreement.
1.1.6	“Assumed Liabilities” has the meaning set forth in Subsection 2.6.
1.1.7	“Buyer” has the meaning set forth in the first paragraph hereof.
1.1.8	“Business” has the meaning set forth in the first Recital hereof.

1.1.9	“Business Day” means a day, other than a Friday or Saturday, on which banks are generally open for business in Israel.
1.1.10	“Claim Notice” has the meaning set forth in Subsection 9.1.1.
1.1.11	“Claimed Amount” has the meaning set forth in Subsection 9.4.1.
1.1.12	“Confidential Information” has the meaning set forth in Subsection 5.1.
1.1.13	“Consideration Shares” means such number of Parent’s shares of common stock, nominal value $0.0001 as specified on Subsection 3.1.1.
1.1.14	“Contested Amount” has the meaning set forth in Subsection 9.4.2.
1.1.15	“Critical Problem” has the meaning set forth in Subsection 8.10.4.
1.1.16	“Developer” means all persons (including employees, directors, contractors, consultants) who contributed to the creation of the Transferred Software (other than Transferred Third Party Software).
1.1.17	“Disclosure Schedule” has the meaning set forth in Section 8.
1.1.18	“Dispute Period” has the meaning set forth in Subsection 9.4.2.
1.1.19	“Domain Names” means all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing.
1.1.20

“Effective Parent Stock Price” means the higher of (i) the volume weighted average of the closing sale prices for one share of Parent Common Stock as quoted on the NASDAQ Global Select Market over the five Trading Days ending on the Trading Day immediately preceding the Effective Date, or (ii) US$21.35.

1.1.21	“Effective Date” has the meaning set forth in the first paragraph hereof.
1.1.22	“End Users” shall mean any and all Persons who have downloaded or otherwise used any of the Transferred Software before the Closing Date.
1.1.23

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

1.1.24	“Equity Holders” has the meaning set forth in Subsection 8.12.3.
1.1.25	“Escrow Account” has the meaning set forth in Subsection 9.7.2.
1.1.26

“Escrow Agent” means IBI Trusts Ltd. (or any other entity agreed between the Parties prior to Closing), its successors and permitted assigns pursuant to the Escrow Agreement, whom shall also serve as a trustee under the Key Personnel Holdback Letter.

1.1.27	“Escrow Agreement” has the meaning set forth in Subsection 9.7.2.
1.1.28	“Escrow Shares” has the meaning set forth in Subsection 9.7.1.
1.1.29	“Escrow Period” has the meaning set forth in Subsection 9.8.
1.1.30

“Excluded Assets” means all assets of the Company, whether tangible or intangible, which are not sold, transferred, assigned and/or conveyed to Buyer pursuant to the transactions contemplated hereunder, including any Personal Information of Users Data, as listed under Exhibit B.

1.1.31

“Excluded Liabilities” mean any and all Liabilities of Seller, whether or not related to the Business and/or the Purchased Assets, other than Assumed Liabilities. For the avoidance of doubt, and without derogating from the generality of the foregoing, “Excluded Liabilities” include but are not limited to (a) all Liabilities to any employees or service providers (whether under law, contract or custom) arising from facts or circumstances occurring on or prior to or after the Closing Date including, without limitation, any obligation to deduct and contribute any amounts to any plan and any obligation to pay, deduct or withhold any taxes in respect of any of such persons on or prior to the Closing, any Liabilities arising in connection with the termination of their employment or engagement on or prior to the Closing Date, and (b) all Liabilities associated with any Purchased Assets that arose prior to or on the Closing Date, regardless of whether any such Liabilities are determined or asserted after the Closing Date.

1.1.32

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

1.1.33

“IIA Liabilities” means any obligation by Company and/or Subsidiary, whether or not outstanding, due, contingent, or otherwise, to make any payment to the Israeli Innovation Authority (or any other Governmental Body).

1.1.34	“Indemnification” has the meaning set forth in Subsection 9.4.
1.1.35	“Indemnified Party” and “Indemnified Parties” have the meanings set forth in Subsection 9.2.1.
1.1.36

“Intellectual Property Rights” means and refer to all (i) patents and patent applications, and any divisional, continuation, continuation in part, reissue, renewal or re-examination patent issuing therefrom (including any foreign counterparts), (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (v) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (vi) technology supporting any Internet site(s) operated by or on behalf of the Seller (including any Domain Names and other Internet Resources), (vii) trade secrets and other confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, technology, proprietary processes, techniques, methodologies, formulae, algorithms, models, user interfaces, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, inventions, source code, object code, and, with respect to all of the foregoing, related confidential documentation, (viii) trademarks, service marks, trade names, domain names and applications and registrations therefore, (ix) all documentation, including user manuals and training materials relating to any of the foregoing and descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and, (x) other proprietary rights relating to the foregoing.

1.1.37	“Internet Resources” means all Domain Names, electronic addresses, uniform resource locators, Internet blogs, social media sites (e.g., Facebook, YouTube, Twitter) and similar online resources.
1.1.38	“ITA” means the Israeli Tax Authority.
1.1.39	“Key Personnel” means Ram Shalev and David Kahani.
1.1.40	“Key Personnel Holdback Letter” means those undertaking by the Key Personnel and the Seller in connection with any assets they may receive from the Seller in connection with any distribution of the Consideration Shares, in the form attached hereto as Exhibit C.

1.1.41	“Liabilities” means any liability of any nature, whether or not accrued, contingent or otherwise.
1.1.42

“Liens” means all mortgages, liens, pledges, charges, security interests, right of first refusal, preemptive right, call, community property interest or other similar encumbrances of any kind or nature whatsoever.

1.1.43	“Loss” and “Losses” have the meanings set forth in Subsection 9.2.1.
1.1.44	“Open-Source Software” has the meaning set forth in Subsection 8.5.
1.1.45	“Party” and “Parties” have the meaning set forth in the first paragraph hereof.
1.1.46	“Paying Agent” means IBI Trusts Ltd. (or any other entity agreed between the Parties prior to Closing), its successors and permitted assigns pursuant to the Paying Agent Agreement.
1.1.47	“Person” means any individual, Entity, or Governmental Body.
1.1.48

“Personal Information”  means (a) any User Data and/or any other personally identifiable information from any individuals, including name, address, telephone number, email address, financial account number, government-issued identifier, and any other data used or intended to be used to identify, contact or precisely locate a person, (b) any information from or about an individual whose use, aggregation, holding or management is restricted under any applicable Law, (c) internet protocol address or other persistent identifier; (d) “information” as defined by the Israeli Privacy Protection Law (whether or not such “information” constitutes “sensitive information” as defined thereunder).

1.1.49	“Purchase Price” has the meaning set forth in Subsection 3.1.
1.1.50

“Purchased Assets” means, collectively all Intellectual Property Rights of the Seller and/or its Subsidiaries, [and all Purchased Contracts], Transferred Registration, all Transferred Software and all rights in the Transferred Third Party Software, save for Excluded Assets, as further provided under Exhibit D(1).

1.1.51	“Purchased Contracts” means all contracts set forth in Exhibit D(2), full copies thereof have been provided by the Seller to the Buyer.
1.1.52	“Securities Act” means the Securities Act of 1933, as amended.
1.1.53

“Software” means any and all computer software, documentation, code and other materials, including assemblers, applets, compilers, source code, source code listings, object code, algorithms, data (including image and sound data), manuals, instructions, samples, examples, content, charts, diagrams, design tools and user interfaces, in any form or format, however fixed.

1.1.54	“Stipulated Amount” has the meaning set forth in Subsection 9.4.5.
1.1.55

“Third Party Approval” means any notice, approval or consent that are necessary in order to consummate the transactions set forth herein including without limitation the approvals from the Third Parties list in Exhibit E attached hereto.

1.1.56	“Third Party Software” means any Software that is a component of or necessary to compile the Transferred Software and that is not owned by Seller.
1.1.57	“Trading Day” means a day on which the principal Trading Market is open for trading.
1.1.58	“Trading Market” means Nasdaq.
1.1.59

“Transferred Intellectual Property Rights” means all Seller’s Intellectual Property Rights in and to the Transferred Software, or used in or necessary for, or that would be infringed by, the operation of the Business or use, support, reproduction, distribution, marketing, sale, license or display of the Transferred Software.

1.1.60

“Transferred Software” means all Seller’s Software existing as of the Closing Date, related to, used in or necessary for the operation of the Business, and all Software owned by or held in the name of Seller, including the Transferred Third Party Software, related to, used in or necessary for the operation of the Business, and all related technology, documentation, customer information and materials, including that described in Exhibit D(3). It is hereby clarified that with respect Third Party Software, only the Transferred Third-Party Software constitutes part of the Transferred Software and/or the Purchased Assets.

1.1.61	“Transferred Third Party Software” means all Seller’s rights to the Third-Party Software listed in Exhibit D(4) attached hereto.
1.1.62	“User Data” means any Personal Information or other data or information collected by or on behalf of the Seller from End Users.
1.1.63

“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding tax withholding, issued by the ITA in the form and substance satisfactory to the Paying Agent, that is applicable to the payments to be made to any Person pursuant to this Agreement, stating that no withholding, or reduced withholding, of Israeli tax is required with respect to such payment or providing other instructions regarding such payment or withholding.

1.2	Construction
1.2.1

The singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders;

1.2.2	Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement;
1.2.3	The words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation;”
1.2.4

Except as otherwise indicated, all references in this Agreement to “Sections”, “Subsections” and “Exhibits” are intended to refer to Sections or Subsections of this Agreement and Exhibits to this Agreement; and

1.2.5

The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

2	SALE, TRANSFER AND ASIGNMENT OF THE PURCHASED ASSETS, RELATED TRANSACTIONS
2.1	Sale, Transfer and Assignment

At the Closing, subject to the terms and conditions of this Agreement, Seller shall (i) irrevocably grant, convey and assign to  the Buyer all of its worldwide right, title and interest in and to the Purchased Assets, to be held and enjoyed by the Buyer and its successors and assigns; (ii) with respect to any Purchased Asset which is a Transferred Third Party Software, irrevocably assign to the Buyer the license with respect to such Transferred Third

Party Software, and (iii) further irrevocably grant, convey and assign to  the Buyer all of its worldwide right, title and interest in and to any and all causes of action and rights of recovery for past infringement or misappropriation of the Transferred Intellectual Property Rights, to be held and enjoyed by  Buyer and its successors and assigns, and the  Buyer shall accept the foregoing grants, conveyances and assignments.

2.2	Retained Contracts
2.2.1

Notwithstanding the provisions of Section 2.1 above, the Seller shall retain the limited, non-assignable, non-transferrable, royalty free, limited right to use the Transferred Software (directly or through a subcontractor to be engaged to provide phase out services as reasonably coordinated with Buyer) for the sole purpose of providing services under the customers' contracts, as specified under Exhibit F, that are not included in the Purchased Contracts (the "Retained Contracts"), for a period which is the earlier of (a) fourteen (14) months following the Closing, or (b) such time where the term of all Retained Contracts has expired or terminated (the “Phase Out Period”). The Buyer acknowledges and confirms that the Key Personnel and the employees/contractors that are listed on Schedule 2.2.1 shall be allowed to devote some of their business time to provide services to the Seller in connection with the Retained Contracts during the Phase Out Period, but not more than the respective time specified for each such person on Schedule 2.2.1.

2.2.2

During the Phase Put Period, other than as herein prescribed with respect to the Retained Contracts, Seller shall cease all Business, and shall specifically not (i) enter into any new customer, supplier, lease, reseller or distributor agreement with respect to the Purchased Assets, nor extend and/or otherwise make any amendments to the Retained Contracts, (ii) make any developments based on the license specified in Section 2.2.1 (provided however, that in case any such developments are made, they shall be deemed as Transferred Intellectual Property Rights in all manners and respects); (iii) advertise and/or otherwise promote the Business.

2.2.3

Seller shall be solely liable for any claims made by any party to the Retained Contracts and shall fully indemnity Buyer, Parent, and their respective employees, consultants, directors, officers and agents for any claims, demands and/or suit brought against them in connection with the Retained Assets.

2.2.4

Seller shall, no later than thirty (30) days prior to the lapse of the Phase Out Period, present to Buyer with a detailed phase out plan for Buyer’s approval (the “POP”) with respect to any data, materials, software (including source code, object code, etc.), vendor contracts, server access and any other Intellectual Property rights held or maintained by Seller for the purpose of fulfilling the Retained Contracts. Buyer shall comment on the POP and Seller shall implement all such comments to the POP to Buyer’s satisfaction. Once approved, the POP shall be carried out by Seller in accordance with its terms.

2.2.5

Seller shall be solely responsible to secure such approvals required from third parties regarding the foregoing interim use of any Third Party Transferred Software during the Phase Out Period in connection with the Retained Contracts.

2.3	Further Assurances

On the Closing Date, Seller will, without charge and promptly upon request by the Buyer, as may be requested by the Buyer in order to effect and perfect the grants, conveyances and assignments contained herein, to enable the Buyer to obtain the full benefits of this Agreement and the transactions contemplated hereby, or to otherwise enforce or protect the Transferred Intellectual Property Rights:

2.3.1	deliver to the Buyer records, data or other documents relating to the Transferred Intellectual Property Rights that are in Seller’s possession;
2.3.2	deliver to the Buyer records, data or other documents relating to the End Users that are in Seller’s possession;
2.3.3

execute and deliver assignments, licenses, consents, documents or further instruments of transfer, and consent to the filing of the sole applications, including without limitation the short form assignments to be agreed between the Parties prior to Closing and thereafter attached as Schedule 2.3.3; and

2.3.4	take other reasonable actions, render other assistance and execute other documents.
2.4	Exclusive Ownership

At the Closing, subject to the terms and conditions of this Agreement, without limiting the foregoing,  the Buyer will have the exclusive and unlimited right to commercialize, prepare and sell products based upon, license, sublicense, prepare derivative works from, transfer to third parties, change, alter and otherwise exploit the Transferred Software and, as applicable, the other Purchased Assets; provided that with respect to any Purchased Asset that is a Transferred Third Party Software, the Buyer shall have the license to use such Transferred Third Party Software in accordance with the terms of such license. Seller hereby waives any and all moral rights, including any right to identification of authorship or limitation on subsequent modification, which Seller (or its employees, agents or consultants) has or may have in any Purchased Assets. To the extent, if any, that Seller retains any right to the Purchased Assets, Seller hereby grants and agree to grant to  the  Buyer a perpetual, exclusive, irrevocable, fully paid-up, royalty free, transferable, sublicensable, worldwide right and license under any rights Seller may have to use, make, reproduce, distribute, display and perform, modify, sell, and otherwise exploit and distribute in any manner, all or any portion of the Transferred Software, in any form or media.

2.5	Power of Attorney

As of the Closing Date, Seller irrevocably designates and appoints the Buyer to act on its behalf and instead of Seller in order to execute and file any such application, and to do all other lawfully permitted acts to further the prosecution and issuance of Transferred Intellectual Property Rights provided for herein with the same legal force and effect as if executed by Seller. This power of attorney shall be deemed coupled with an interest, shall be irrevocable and shall survive the closing of the transactions contemplated herein without any time limitation.

2.6	Assumption of Liabilities; Retention of Liabilities

At the Closing, subject to the terms and conditions of this Agreement, Buyer shall assume (i) all liabilities related to the Business first arising after the Closing under each Purchased Assets; and (ii) without derogating from (i) above, the IIA Liabilities (together, the

“Assumed Liabilities”); and the Seller shall retain, and the Buyer shall not assume, all Excluded Liabilities.

2.7	Closing

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via the electronic exchange of execution versions of the agreements and documents contemplated hereby and the signature pages thereto via facsimile or via email by .pdf, at the offices of Sullivan & Worcester Tel-Aviv, on the date that is two (2) Business Day after the conditions set forth in Section 2.10 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time) or at such other place or such other time or on such other date as is agreed to in writing by  the Buyer and the Seller.

The date of the Closing is referred to herein as the “Closing Date” and the Closing shall be deemed to occur as of the close of business on the Closing Date.

2.8	Delivery by Seller

On the Closing Date, the Seller shall deliver to the Buyer, each of which shall be in full force and effect:

2.8.1

Full access rights and all necessary passwords and other authorization codes to the servers where the Transferred Software is installed, as more particularly described in Schedule 2.8.1 to be agreed upon between Parties prior to Closing and attached thereafter;

2.8.2	A final approval from the IIA for the transactions contemplated hereunder to the reasonable satisfaction of the Buyer.
2.8.3

With respect to the Key Personnel, the termination of employment of the Key Personnel by Seller and/or any of its Subsidiaries in the form attached hereto as Schedule 2.8.3, to be agreed upon between Parties prior to Closing and attached thereafter.

2.8.4	The Escrow Agreement as set forth in Exhibit G-1, to be agreed upon between Parties prior to Closing and attached thereafter, duly executed by Seller;
2.8.5	The Paying Agent Agreement as set forth in Exhibit G-2, to be agreed upon between Parties prior to Closing and attached thereafter, duly executed by Seller (the “Paying Agent Agreement”);
2.8.6	The Key Personnel Holdback Letter, duly executed by the respective Key Personnel and the Seller.
2.8.7	Lock-Up agreements in the form attached hereto as Exhibit H (the “Lock-Up Agreements”).
2.8.8	The Equity Holder Undertakings; and
2.8.9

Duly executed general shareholders meeting minutes of Seller authorizing the Board of Directors to approve the transaction contemplated under this Agreement and Ancillary Documents, in the form attached hereto Exhibit I-1, to be agreed upon between Parties prior to Closing and attached thereafter.

2.8.10

Duly executed unanimous written consent of the Seller’s Board of Directors to approve the transaction contemplated under this Agreement and Ancillary Documents, in the form attached hereto as Exhibit I-2.

2.9	Delivery by Buyer

On the Closing Date, the Buyer or the Parent, as applicable, shall deliver to Seller, each of which shall be in full force and effect:

2.9.1	The Escrow Agreement, duly executed by Buyer and Escrow Agent;
2.9.2	The Paying Agent Agreement, duly executed by Buyer and the Paying Agent;
2.9.3

A copy of an irrevocable instruction by Parent provided to its transfer agent to issue the Consideration Shares, including the Escrow Shares, to the Paying Agent for the benefit of Seller, and Escrow Agent, pursuant to the terms of the Paying Agent Agreement and Escrow Agreement; and

2.9.4	If applicable, executed form of assumption of rights and obligations pertaining to the IIA Liabilities.
2.10	Buyer’s Conditions to Closing

The respective obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of, or waiver by the Buyer of, the following conditions as of the Closing Date:

2.10.1

Absence of any breach of the Seller's representations and warranties or covenants in this Agreement; without limiting the foregoing, breach by the Seller of any of the terms of Section 2.12 below shall be considered a material breach hereunder;

2.10.2	Receipt of all necessary regulatory, governmental and/or Third Party Approvals necessary for the consummation of this transaction, including without limitation the Third Parties Approval.
2.10.3	Absence of any pending or threatened litigation, including without limitation any pending or threatened litigation challenging the transactions contemplated under this Agreement; and
2.10.4	The delivery by the Seller to the Buyer of all items listed on Section 2.8 herein.
2.11	Seller’s Conditions to Closing

The respective obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of, or waiver by Seller of, the following conditions as of the Closing Date:

2.11.1	Absence of any breach of the Buyer's representations and warranties or covenants in this Agreement;
2.11.2	Receipt of all necessary regulatory, governmental or third party approvals;
2.11.3	Absence of any pending or threatened litigation, including without limitation any pending or threatened litigation challenging the transactions contemplated under this Agreement; and
2.11.4	The delivery by the Buyer to the Seller of all items listed on Section 2.9 herein.
2.12	Conduct of Seller's Business.

From the Effective Date and until the Closing Date, Seller shall conduct its business in the usual and ordinary course of business consistent with past practice, except as consented to in writing by the Buyer. Without limiting the generality of the foregoing, and without derogating from any other obligation of Seller pursuant to any other arrangement and/or instrument between Buyer and Seller, from the date hereof and until the Closing, except as consented to in writing by the Buyer, Seller shall not:

2.12.1

sell, lease, assign, license or transfer any portion of the Purchased Assets or any rights thereunder; or (b) sell, lease, assign, license or transfer any portion of Seller's technology not related to the Business and the Purchased Assets unless such action will not have any effect on the Buyer's rights to, and benefits from, the Purchased Assets or any rights thereunder;

2.12.2

transfer, assign, or grant any license or sublicense of any of the Seller's Transferred Intellectual Property Rights or abandon, dedicate to the public or fail to take action that may result in abandonment or dedication to the public of any of the Seller's Transferred Intellectual Property Rights, or take any action that is intended to reduce the value of any Seller's Transferred Intellectual Property Rights; or (b) take any such action with respect to any other Intellectual Property Rights of Seller unless such action will not have any effect on  the Buyer's rights to, and benefits from, Transferred Intellectual Property Rights;

2.12.3	enter into any new customer, supplier, lease, reseller or distributor agreement with respect to the Purchased Assets;
2.12.4	subject any of the Purchased Assets, or any part thereof, to any Liens or suffer such to exist;
2.12.5

hire or retain any new employee, consultants, independent contractors, officer or director (who is not an officer) or make, grant, promise, adopt, amend or modify any bonus or any wage or salary increase to any employee, officer or director, or make, grant or promise any other change in employment terms for, or employee benefits received or eligible to be received by, any employee, consultant, independent contractor, officer or director other than grant of options to purchase shares of the Seller;

2.12.6

make any loans or guarantees to or for the benefit of any Seller’s employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of business consistent with past practice;

2.12.7

make any substantial capital investment, expenditure or commitment (or a series of related capital investments, expenditures or commitments) or any indebtedness, other than in the ordinary course of business consistent with past practice or taking up loans from the Equity Holders in the aggregate amount of less than EUR 50,000 for operational or working capital purposes without any security interest or other right granted in connection with the Seller's Business or Purchased Assets;

2.12.8

declare, set aside or pay any dividend or distribution of cash or other property to any Equity Holder (in its capacity as Equity Holder) with respect to its equity or purchase, redeem or otherwise acquire any of its equity or any warrants, options or other rights to acquire its equity, or make any other payments to any such Equity Holder (other than repurchases of unvested shares at cost from terminated employees and other than in connection with cashless exercise of options);

2.12.9	issue, sell, or otherwise dispose of any of its capital stock or any option, warrant or other right to acquire any capital stock of Seller (other than issuance
2.12.10

of share pursuant to exercise of convertible securities; or issuance of options to employees or service providers); merge, invest in, consolidate with or acquire the business of any other Person or acquire any material property or material assets of any other Person;

2.12.11

adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization, other than such a plan that shall commence following the Closing;

2.12.12	apply for or receive a government grant;

2.12.13	take any other action that would cause a breach of any of the representations, warranties or covenants made by Seller in this Agreement; or
2.12.14	authorize any of, or commit or agree to take any of, the foregoing actions.
2.13	Retention

Prior to (and not later than) the Closing, the Buyer shall enter into engagement agreements with certain Seller's employees and service providers as elected by Buyer. As shall be determined following the Closing, the Parent shall issue a retention package of up to 70,000 options to acquire Parent’s shares of common stock, to be issued within 90 days post-Closing, at the sole discretion of the Parent after consultation with the Key Personnel of the Seller, and subject to the approval of Parent's Board of Directors.

3	CONSIDERATION
3.1	Payment
3.1.1	Purchase Price.

Subject to the other terms and provisions of this Agreement, the sole and aggregate consideration payable by Buyer to Seller for the Purchased Assets shall be by form of issuance by Parent of 256,660 shares of common stock, nominal value $0.0001 to the Seller, plus the Closing Payment (as specified in Section 3.3) (the “Aggregate Purchase Price”).   Such shares, upon issuance, are defined in this Agreement as the "Consideration Shares".

VAT shall be added to the Aggregate Purchase Price paid at Closing against a duly issued invoice at Closing unless an approval from the VAT authorities to issue self-tax invoice by the Buyer will be received.

3.1.2	Form of Payment

At the Closing, the Aggregate Purchase Price, other than the Closing Payment, shall be paid by form of issuance of the Consideration Shares to the Seller (which, if applicable, shall be deemed as fully discharging any payment to any Transferred Assets sold by the Subsidiary), by way of issuance to the Paying Agent and the Escrow Agent (in the respective numbers set forth in this Agreement), for the benefit of the Seller.

3.1.3	Mechanics

At the Closing Date, Buyer shall, subject to Subsection 9.2:

(i)	Transfer such number of Consideration Shares to the Paying Agent, minus the number of Consideration Shares representing the Escrow Shares.
(ii)	Transfer such number of Consideration Shares representing the Escrow Shares, to the Escrow Agent.
3.2	Taxes
3.2.1	Right to Withhold

(i)Each of Buyer, Parent and the Paying Agent (each a “Payer”) shall be entitled to deduct and withhold from any consideration, in cash or equity, payable or otherwise deliverable pursuant to this Agreement, such amounts as Buyer, or applicable Payer, as the case may be, under the Israeli Income Tax Regulations (withholding from payments for services or assets) 5737-1977 (the “ITR”), with respect to the making of such payment unless the Seller has provided the Payer with a Valid Tax Certificate from the ITA at least three (3) days prior to the proposed date of such payment (or the Withholding Drop Date, as specified in subsection (iii) below). To the extent that such amounts are so withheld by Buyer or applicable Payer, as the case may be, and timely and properly remitted to the applicable Governmental Body in accordance with the ITR and not due to a fault by act or omission of the applicable Payer (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid, and (ii) the applicable Payer shall promptly provide to the Person from which such amounts were withheld written confirmation of the amount so withheld.

(ii)Notwithstanding anything to the contrary, and subject to receiving the undertaking as mentioned below, a Payer shall not deduct or withhold any amount from the Escrow Shares, which amount or any portion thereof, if and when released, shall be released to the Paying Agent, for further disbursement to the Seller and any taxes, if any, shall be withheld by the Paying Agent upon actual payment to the Seller, unless a Valid Tax Certificate was provided to the Paying Agent pursuant to the terms hereof.

(iii)Notwithstanding the foregoing, the Paying Agent shall provide Buyer prior to the Closing Date with an undertaking as required under Section 6.2.4.3(c) of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation), with respect to Israeli Tax, any consideration payable or otherwise deliverable pursuant to this Agreement shall be paid to and retained by the Paying Agent for the benefit of the Seller for a period of 180 days from Closing or an earlier date required in writing by the Seller or by the ITA (the “Withholding Drop Date”) (during which time the Paying Agent shall not withhold any Israeli tax on such consideration, except if otherwise required by applicable law or pursuant to a demand from the ITA), and during which time each Seller may obtain a Valid Tax Certificate. In the event that no later than three (3) Business Days before the Withholding Drop Date, the Seller submits to the Buyer and the Payer a Valid Tax Certificate, then the deduction and withholding of any Israeli taxes shall be made only in accordance with the provisions of such Valid Tax Certificate (if withholding is required, the Paying Agent shall sell the portion of the Consideration Shares that is required to enable the Payer to comply with such applicable deduction or withholding requirements based upon the value per share of such Consideration Shares as of the time of such sale) and the balance of the Consideration Shares that is not withheld shall be promptly paid to the Seller. If the Seller (A) does not provide the Paying Agent with a Valid Tax Certificate no later than three Business Days before the Withholding Drop Date, or (B) submits a written request with the Paying Agent to release the Consideration Shares prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate to the Payer at or before such time, provided however that such Payer, to the extent the Valid Tax Certificate is insufficient, notifies the Seller of such insufficiency promptly as possible, and that the ITA denies an additional extension request by the Payer, then any amount required to be withheld with respect to the Consideration Shares shall be funded through the forfeiture or sale of the portion of the Consideration Shares, otherwise deliverable to the Seller that is required to enable the Payer to comply with applicable deduction or withholding requirements. To the extent that the Seller is unable, for whatever reason, to sell the applicable portion of the Consideration Shares, then the Payer shall be entitled to hold all of the Consideration Shares, otherwise deliverable to the applicable Seller until the earlier of: (i) the receipt of a Valid Tax Certificate; or (ii) such time when the Payer is practically able to sell the portion of such Consideration Shares otherwise deliverable to the Seller that is required to enable the Payer to comply with such applicable deduction or withholding requirements. Any reasonable costs or expenses incurred by the relevant Payer in connection with such sale shall be borne by, and deducted from the payment to, the Seller, subject to prior written notice thereof to the Seller (if reasonably practicable). The amount in cash to be withheld from such payments shall be calculated according to the applicable withholding rate which amount shall be calculated in NIS based on a US$:NIS exchange rate at the time of release of the applicable Consideration Shares by the Paying Agent which amount shall be delivered to the ITA by the Paying Agent (any applicable currency conversion commissions will be borne by the Seller and deducted from payments to be made to the Seller). The applicable Payer shall furnish the Seller with documents evidencing such Tax withholding and remittance to the ITA. In the event that the Paying Agent receives a demand from the ITA to withhold any amount out of the Consideration Shares payable to the Seller and transfer it to the ITA prior to the Withholding Drop Date, the Paying Agent (1) shall notify the Seller of such matter promptly after receipt of such demand, and provide the Seller with reasonable time (but in no event less than 30 days, unless otherwise explicitly required by the ITA or under any applicable Law) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA, and (2) to the extent that any such certificate, ruling or confirmation is not timely provided by the Seller to the Buyer or the Paying Agent, transfer to the ITA any amount so demanded, and such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Seller.

3.3	Additional Payment.

The Buyer or the Parent shall provide the Seller at the Effective Date with a payment on account of the purchase price payable in respect of the Purchased Assets, in an amount of US$ 100,000 (the “Closing Payment”), to be deemed as part of the Aggregate Purchase Price.

4	CESSATION OF BUSINESS
4.1	Covenant

Commencing on the Closing Date and continuing thereafter, Seller shall cease carrying out any Business, other than in connection with the Retained Contracts, and shall act as soon as practicably possible, to commence voluntary liquidation.

4.2	Exclusivity

As of the date hereof, Seller agrees, and agrees to procure that its Equity Holders agree, that for the period (the “Exclusivity Period”) commencing on the date hereof until the Closing neither the Seller, its Subsidiaries nor any of its Equity Holders will, directly or indirectly (including through any person acting on its behalf or at its direction), solicit, negotiate or have any discussions with any other party, or accept any offer from any other person, concerning a possible sale of all or any portion of the Seller, whether structured in the form of a sale of assets, a sale or issuance of stock, or a merger, consolidation, recapitalization, business combination, convertible loan or otherwise; and shall promptly provide Buyer with a written notice of any such expression of interest, inquiry, proposal or offer.

If, in any judicial proceeding, a court refuses to enforce said covenants (or any part thereof), then such unenforceable covenant (or such part) will be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Subsections 4.1 and 4.2 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions will be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

5	CONFIDENTIAL INFORMATION
5.1	Disclosure

For purposes of this Agreement, “Confidential Information” means any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, business plans or models, product plans, products, services, computer software and code, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by  the Buyer either directly or indirectly in writing, orally to Seller or by drawings or inspection of parts or equipment or owned by  Buyer even though not delivered by  the Buyer to Seller. It is understood that all Confidential Information is and shall remain the sole property of the Buyer and/or Parent, and Seller shall not have any interest therein. Upon the Buyer’s or Parent’s request, Seller shall promptly return to  Buyer all such tangible Confidential Information.

5.2	Exclusions

Notwithstanding the provisions of Subsection 5.1, Confidential Information shall exclude information that Seller can demonstrate: (i) was independently developed by Seller without any use of  the Buyer’s Confidential Information or by Seller’s employees or other agents (or independent contractors hired by the Seller) who have not been exposed to  the Buyer’s

Confidential Information (provided that this clause does not limit the terms of Subsection 4.1); (ii) becomes known to Seller, without restriction, from a source other than  the Buyer (or  the Buyer Confidential Information) that had a right to disclose it without breach of this Agreement; or (iii) was in the public domain at the time it was disclosed or enters the public domain through no act or omission of Seller.

5.3	Transferred Software

Notwithstanding anything in Subsection 5.1 and Subsection 5.2, as of and subject to the Closing, the Transferred Software (other than Transferred Third Party Software) and any other non-public information regarding the Transferred Intellectual Property Rights shall be deemed Confidential Information of Buyer.

5.4	Confidentiality Obligations

Seller shall treat as confidential and not disclose to any third party any of the Buyer’s Confidential Information and shall not use such Confidential Information for its or their own benefit, except as specified in Section 2.1 in respect of the Retained Contracts. Without limiting the foregoing, Seller shall use at least the same degree of care which they use to prevent the disclosure of their own confidential information of like importance, but in no event with less than reasonable care, to prevent the disclosure of   Buyer’s Confidential Information. Seller further agrees to take all reasonable precautions to prevent any unauthorized disclosure or use of any Buyer Confidential Information. Seller shall, upon written request from Buyer, destroy or deliver to Buyer all Buyer Confidential Information in its possession, and shall provide Buyer with written confirmation that all such materials have been delivered or destroyed, provided, however, that Seller shall be entitled to keep a copy of the Confidential Information solely for archival purposes.

5.5	Public Announcements

Neither Seller or any Equity Holders shall make any public announcement relating to this Agreement except upon the Buyer's prior written consent, which may be granted or withheld in the Buyer's sole discretion. No similar restriction shall apply to the Buyer’s right to publicly announce the transaction contemplated by this Agreement and the terms related thereto, except however that the Buyer shall, subject to legal requirements, coordinate the timing and content of such publication with the Seller (and the Seller shall not unreasonably delay or withhold its consent to such publication).

6	FURTHER CONVEYANCES AND ASSUMPTIONS; CONSENT OF THIRD PARTIES
6.1

Effective at the Closing, the Seller agrees to give  the Buyer the right to, on behalf of and for the benefit of the  Buyer and at  Buyer’s cost and expense: (i) to demand and receive from time to time any and all the Purchased Assets and to make endorsements and give receipts and releases for and with respect to the same and any part thereof; and (ii) to institute, prosecute and settle any and all actions or proceedings that  Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets; (iii) to defend or settle any or all actions or proceedings with respect to any of the Purchased Assets, (iv) to do all such acts and things in relation thereto as  Buyer shall deem necessary or desirable. Without limiting the foregoing, in the event that the Seller receives, at any time after the Closing Date, any payments related to the Business (including without limitation from any third party for payment under any Purchased Contract, but excluding payments under the Retained Contracts), the Seller shall promptly transfer such payment to Buyer as designated by Buyer.

6.2

Without derogating from the foregoing, from time to time following the Closing and without additional consideration to the Seller, the Seller and  Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver in a reasonably prompt manner, all such further conveyances, notices, assumptions, releases and such other instruments, and shall take such further actions, in each case, as may be commercially reasonably necessary or appropriate to assure fully to  Buyer and their respective successors or assignees, all of the properties, rights, titles, interests, remedies, powers and privileges intended to be conveyed to  Buyer under this Agreement including with respect to the Purchased Assets and to assure fully to the Seller and its Affiliates, successors and assignees, the assumption of the Assumed Liabilities, and to otherwise make effective the transactions contemplated hereby and thereby provided that Buyer shall bear all expenses in connection with the foregoing.

6.3

Notwithstanding anything to the contrary contained in this Agreement, to the extent the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to  Buyer of any Purchased Asset is prohibited by any applicable law or would require any Governmental Body or third-party authorizations, approvals, consents, or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing Date or that Closing has occurred irrespective that such condition was not met, and the obtaining thereof is not a condition to the Closing, then this Agreement will not constitute an agreement to assign any such Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom and following the Closing, and the Seller shall be deemed to hold the respective Purchased Asset and all rights, benefits and privileges with respect thereto as a trustee for the sole benefit of  Buyer and shall manage such Purchased Asset solely in accordance with instructions of  Buyer, and the Parties shall use their respective reasonable best efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers. If the failure to transfer or assign any of the Purchased Assets is due to a Seller’s breach of this Agreement, the Seller shall take all said actions at its own cost and expense. Pending such authorization, approval, consent, or waiver, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the full benefits of use of such Purchased Asset. Once such authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of a Purchased Asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, the Seller shall promptly assign, transfer, convey or deliver, or cause to be assigned, transferred, conveyed and delivered, such Purchased Asset to Buyer for no additional consideration. To the extent that any such Purchased Asset cannot be transferred or the full benefits of use of any such Purchased Asset cannot be provided to  Buyer following the Closing,  Buyer and the Seller shall enter into such arrangements for no additional consideration from  Buyer (including subleasing or subcontracting if permitted and including the allocation of any resources that may be required in connection with such Purchased Assets which may include provisions of the required services and personnel as subcontractors of the Seller), to provide to  Buyer the operational equivalent of obtaining such authorization, approval, consent or waiver, to the extent possible, provided however, that such interim arrangements will only be for a period of six (6) months following the Closing Date. Without limitation of the foregoing, in the event that at the Closing the registration of any Transferred Intellectual Property Rights in the name of the applicable Buyer with the relevant Governmental Body was not yet completed and perfected then without limitation of any other rights of  Buyer, to the extent necessary to grant to Buyer full and unrestricted use of such Transferred Intellectual Property Rights, the Seller hereby grants to Buyer, effective as of the Closing, an irrevocable, perpetual, royalty free, fully paid, worldwide, unrestricted, exclusive license to make any use or exploitation with respect thereto, provided however that the costs and expenses shall be borne by the Buyer. The obligations of the Seller under this Section 6.3 shall expire after 18 months from the Closing Date.

6.4

In the event that during the period of 18 months following the Closing,  Buyer discover any Contract, Software, Copyright, Trademark or other item of Intellectual Property or other asset owned by the Seller as of the Closing and used in conducting the Business prior to Closing, other than the Retained Contracts, (an “Additional Asset”), but was not properly transferred to  Buyer for any reason, then the Seller undertakes to license or transfer such Additional Asset, as applicable under this Section, to  Buyer in accordance with the provisions hereunder, and such item shall be deemed a Purchased Asset or Transferred Intellectual Property under this Agreement, for no additional consideration. Seller shall provide upon Buyer's request, written confirmation and, to the extent instructed by Buyer, such item shall be transferred, and in any event shall be deemed a part of the Purchased Assets and any Liability in connection therewith shall be considered as an Assumed Liability as of the date of the license or transfer of such item. If the Seller so discover any such Additional Asset, it shall notify Buyer and, Buyer may receive the Additional Asset, and the Seller shall be deemed to have licensed or transferred such Additional Asset in accordance with the terms of this Section.

6.5

Buyer shall be entitled to benefit from the rights of the Seller under all nondisclosure, non-competition, non-solicitation and assignment agreements (not including the exhibits attached to this Agreement), provisions and arrangements to which the Seller is a party, which are related to the Purchased Assets, the Transferred Intellectual Property Rights or current or former employees of the Seller who are or were engaged in the Business (the “NDA Agreements”). In case of a claimed infringement or breach by any Third Party under an NDA Agreement related to the Purchased Assets and/or the Business and/or the Transferred Intellectual Property, at the request of Buyer, the Seller shall institute legal proceedings and take any other reasonable actions, at the reasonable direction of the Buyer, against such infringing or breaching party. All the expenses incurred by the Seller, including reasonable fees for the time spent by Seller's employees, shall be borne and paid by Buyer, and the Seller shall not be required to take any such actions unless all such expenses are paid in advance or are otherwise guaranteed by the Buyer. The Seller shall not settle or compromise or permit a default or consent to entry of any judgment without the consent of Buyer, which shall not be unreasonably withheld. Nothing herein shall restrict Buyer’s rights to pursue any action to which it is legally entitled independently of the Seller.

7	REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Each of Buyer and Parent respectively represents and warrants to Seller, as of the Effective Date and the Closing Date, as though made as of the Closing Date, as follows:

7.1

it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its business.

7.2

it has the full right, power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party and fully perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and its performance of this Agreement and each Ancillary Agreement to which it is a party have been duly authorized by all necessary corporate actions on its behalf.  This Agreement has been, and each Ancillary Agreement to which it is a party will be at or prior to the Closing, duly executed and delivered by it and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each such Ancillary Agreement when so executed and delivered will constitute, legal, valid and binding obligations of  Buyer, enforceable against it in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

7.3

The Consideration Shares, when issued at Closing, will be fully paid and shall rank pari passu in all respects with all other issued shares of common stock of the Parent. Upon issuance of the Consideration Shares, the Seller will acquire full legal and beneficial title to the Consideration Shares, free and clear of any encumbrances (subject to the escrow provisions herein, and other than in accordance with applicable securities laws and/or the Lock-Up Agreements).

7.4

The execution, delivery and performance of this Agreement and any Ancillary Agreement to which it is a party will not (i) contravene, conflict with, or result in a violation of or breach of any provision of its organizational documents, (ii) contravene, conflict with, or result in any violation or breach of any provision of any judgment, injunction, order or decree of Governmental Body by which  Buyer is bound, (iii) contravene, conflict with, or result in any violation or breach of any provision of any law applicable to it.

7.5

No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any other Person is required by or with respect to it in connection with the execution and delivery of this Agreement and any Ancillary Agreements to which it is a party, that, if not obtained or made, would reasonably be expected to adversely affect its ability to consummate the transactions contemplated hereby and thereby.

7.6

There are no actions, suits, arbitrations, mediations, proceedings or claims pending or, to the best of its knowledge, threatened against it that seek to restrain or enjoin the consummation of the transactions contemplated hereby.

7.7

Without derogating from Seller’s representations and warranties set forth under Section 8 below, it (i) has conducted due diligence to its full satisfactory using professional and consultant specialized in executing these kinds of transactions; (ii) has obtained all information and data as requested to obtain all necessary answers and information in connection with the Purchased Assets and the Business; (iii) has had the opportunity to consult with an independent tax, financial and/or legal advisor with respect to the purchase of the Purchased Assets and Business prior to executing this Agreement; (iv) acknowledges that it has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Assets and Business pursuant to this Agreement.

7.8

The Parent currently makes and keeps publicly available adequate current public information with respect to the Parent, the Buyer and their respective affiliates, within the meaning of Rule 144(c) under the Securities Act or any similar or analogous rule promulgated under the Securities Act, is in compliance with the informational requirements of Rule 144(c) under the Securities Act and of the Exchange Act, and complies with all other necessary filings and other requirements so as to enable the holders of shares of the Parent to sell their shares under Rule 144 of the Securities Act (to the extent available to such holders).

7.9	Without derogating from the representations and warranties of the Seller, the Buyer acknowledge and confirms that its due diligence review has been completed.
8	REPRESENTATIONS AND WARRANTIES OF SELLER

Except as specifically disclosed in the disclosure schedule attached hereto (the “Disclosure Schedule”) (referencing the appropriate section and paragraph numbers), Seller (on its behalf and on behalf of its Subsidiaries, which shall be deemed as “Seller” for the purposes of this Section 8) represents and warrants to Buyer, as of the Effective Date and the Closing Date, as though made as of the Closing Date, as follows:

8.1

Validity and Good Standing. Seller is a company duly incorporated and validly existing under the laws of the State of Israel. Seller has the corporate power and authority necessary to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted. Seller has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name or trade name other than its own name. Seller has all requisite corporate power and authority to enter into this Agreement and any Ancillary Agreement and to perform its obligations under this Agreement and under each Ancillary Agreement to which Seller is or will be a party and to consummate the transactions contemplated by this Agreement and any Ancillary Agreement. The execution, delivery and performance by the Seller of this Agreement and of each such other Ancillary Agreement have been duly authorized by all necessary action on the part of Seller and its board of directors. This Agreement and any Ancillary Agreements that have been duly executed and delivered by Seller constitute the valid and binding obligations of Seller enforceable against Seller in accordance with their terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Seller further warrants and represents that the maximum amounts to be actually distributed to the Seller's Equity Holders are as set forth in Schedule 8.1 of the Disclosure Schedule.

8.2

Authority. Except as set forth in Section 8.2 of the Disclosure Schedule, neither: (1) the execution, delivery or performance of this Agreement or any of the other Ancillary Agreements by Seller; nor (2) the consummation of the transactions contemplated herein, will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of: (i) any of the provisions of the Articles of Association of Seller; (ii) any

resolution adopted by the shareholders, board of directors or any committee of the board of directors of Seller; or (iii) any contract, document or other instrument to which Seller is a party or by which Seller or any of its properties are bound; (b) require the consent of, or registration, declaration or filing with, any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Action or any order, writ, injunction, judgment or decree to which Seller or any of the assets owned or used by Seller, is subject; (c) result in the imposition or creation of any Liens upon any of the Purchased Assets.

8.3	No Power of Attorney. No Person has on the Effective Date a valid power of attorney granted by the Seller in respect of any Purchased Assets.
8.4	Ownership.

Seller is the exclusive owner of all right, title and interest to and in the Purchased Assets; provided that with respect to any Third-Party Software, the Seller has a valid license to use such Third-Party Software.

8.4.1

Except as set forth in Schedule 8.4.1 of the Disclosure Schedule, Seller has the full and unencumbered right to assign and transfer to Buyer all of Seller’s rights in and to the Transferred Software and the Transferred Third Party Software without incurring, or causing Buyer to incur, any obligation to any third party, including any fee, payment or royalty obligations in connection with the transfer. For the avoidance of doubt, the Buyer shall be responsible for payment of any royalties or other payments due in connection with the use of the Transferred Third-Party Software post-Closing.

8.4.2

To the Seller’s knowledge, following the Closing, Buyer will be permitted to exploit the Purchased Assets to the same extent Seller would have been able to had the transactions contemplated by this Agreement not occurred.

8.4.3

Except as set forth on Schedule 8.4.3 of the Disclosure Schedule, Seller has not transferred ownership of, granted any exclusive license of or right to or authorized the retention of any exclusive rights to or joint ownership of, any Purchased Assets

8.4.4

The Purchased Assets are free and clear of any Liens. The Purchased Assets constitute all of the Software and Intellectual Property Rights owned by or held in the name of Seller or transferable by Seller, that relate to the Business.

8.4.5

To the Seller’s best knowledge, the Purchased Assets and, Third Party Software have not and do not infringe any third party’s Intellectual Property Rights, including, but not limited to patents, Trademarks, trade secrets, or copyrights of any third party.

8.4.6

Seller has not permitted its rights in the Transferred Intellectual Property Rights to lapse or enter the public domain.  Seller has no knowledge of any information, materials, facts or circumstances that would render any Transferred Intellectual Property Rights invalid or unenforceable.

8.4.7

Schedule 8.4.7 of the Disclosure Schedule lists all registrations and registration applications pendent with respect to the Transferred Intellectual Property Rights (collectively, “Transferred Registrations”). With respect to such Transferred

Registrations, to the best knowledge of the Seller, all necessary registration, maintenance, and renewal fees have been paid as listed in Schedule 8.4.7 of the Disclosure Schedule. Seller has no knowledge of any information, materials, facts or circumstances that would render any Transferred Registrations invalid or unenforceable, or would materially and adversely affect any pending Transferred Registrations. There are no proceedings or actions known to Seller before any court or tribunal related to any such Transferred Registrations.  There are no proceedings or actions (including without limitation, interference, opposition, reissue, re-examination, investigation or other proceedings) known to Seller before any Governmental Body (including the United States Patent and Trademark Office or equivalent authority anywhere in the world). Seller has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Transferred Registrations that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Transferred Registrations.

8.4.8	Schedule 8.4.8 of the Disclosure Schedule provides a complete, accurate list of all Third-Party Software and other technology of third parties included in the Transferred Software.
8.4.9

Except as set forth in Schedule 8.4.9 of the Disclosure Schedule, Seller has, and as a result of the transactions contemplated by this Agreement, Seller is not aware of any impediment that will prohibit or circumvent  Buyer's right to use, on a perpetual, non-revocable, world-wide basis, pursuant to valid licenses, all software development tools, library functions, compilers and all other Third Party Software that are or were used by Seller to create, modify, compile, operate or support any Transferred Software or that are or were used in, incorporated into, integrated or bundled with, or used in the development of any Transferred Software without any obligation to pay any royalties, accounting or other similar payments to any third party other than as set forth in the respective Purchased Contracts or in connection with the Third Party Software provided by Seller to  Buyer.

8.4.10	Except as set forth in Schedule 8.4.10 of the Disclosure Schedule, the Purchased Assets constitute all assets and/or rights of Company and/or Subsidiary in connection with the Business.
8.5	Open Source.
8.5.1

Except as set forth in Schedule 8.5.1(a), neither the Seller nor anyone acting on its behalf has disclosed to any person any confidential source code that is part of the Seller’s Intellectual Property Rights (except for employees, consultants and service providers involved in the development of the Seller’s Intellectual Property and bound by customary confidentiality and intellectual property assignment undertakings) and no Person, other than the Seller, possesses any current or contingent right to obtain, modify, distribute, disclose or to the Seller’s best knowledge have disclosed to them any confidential source code that is part of the Seller Intellectual Property. Except as set forth in Schedule 8.5.1(b), neither Seller nor anyone acting on its behalf, has developed any Software and has not written any source code using or that is based upon or incorporates, any software or other material that is distributed as “open source software” (as promulgated by the Open

Source Initiative), as “free software” (as promulgated by the Free Software Foundation) or under a similar licensing or distribution model (including but not limited to, as applicable, the GNU General Public License, GNU Lesser General Public License, Library General Public License, Lesser General Public License, Mozilla Public License, Eclipse Public License, BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, PHP License and the Apache License, Berkeley Software Distribution license, Open Source Initiative license, MIT (“Open Source Software”)) in any manner that would (i) require the disclosure or distribution in source code form of any Seller product or Seller Intellectual Property Rights owned, purported to be owned or used by the Seller or proprietary software (other than the Open Source Software itself), (ii) require the licensing of any Seller product or Seller Intellectual Property owned, purported to be owned or used by the Seller for the purpose of making derivative works or that would allow reverse engineering or disassembly of any kind, (iii) impose any restriction on the consideration to be charged for the distribution of any Seller product or Seller Intellectual Property, (iv) create, or purport to create, obligations on the Seller requiring the disclosure, distribution or license of all or a portion of the source code for any Software included in the Seller Intellectual Property owned or purported to be owned by the Seller, as applicable, or grant, or purport to grant, to any third party, any rights or immunities under Seller Intellectual Property owned or purported to be owned by the Seller, or (v) impose any other limitation, restriction or condition on the rights or ability of the Seller to use or distribute its products and services or any Seller Intellectual Property owned, purported to be owned or used by the Seller. Other than as set forth in Schedule 8.5.1(v) of the Disclosure Schedule, the Seller has not embedded or linked any Open Source Software in or with any of its products or services generally available or in development or with any Seller Intellectual Property purported to be owned or purported to be owned by the Seller. Seller has been and is in full compliance with the licenses of any Software used by it and any Open Source Software that is or has been used by the Seller in any way.

8.6	Litigation.
8.6.1

Except as set forth in Schedule 8.6.1 of the Disclosure Schedule, there has not been any and there is no action, suit, claim, proceeding or investigation of any nature pending or threatened against Seller relating to any Purchased Assets.

8.6.2

No Purchased Assets (including, to Seller's knowledge, Third Party Software) are subject to any proceeding or outstanding decree, writ, order, judgment, injunction, or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or may affect the validity, use or enforceability of such Purchased Assets by Buyer. There are no judgments, orders or decrees, citations, fines or penalties heretofore assessed against Seller, affecting the Purchased Assets under any foreign, federal, state or local law.

8.6.3

Seller is not aware that any Person has infringed or is infringing any Transferred Intellectual Property Rights; and Schedule 8.6.3. of the Disclosure Schedule accurately identifies (and Seller has delivered to Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent by or to Seller or any representative of Seller regarding any actual, alleged or suspected infringement of any Transferred Intellectual Property Rights, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

8.7

Confidentiality. Seller has taken all reasonable steps that are required to protect Seller’s rights in Confidential Information and Trade Secrets within the Transferred Software. Seller, through its past and current employees, contractors, consultants and other service providers, is the sole Developer of the Transferred Software (other than Third Party Software) and no other person has contributed to, created or modified the Transferred Software (other than Third Party Software).

8.8

Public Agencies. Except as set forth in Schedule 8.8 of the Disclosure Schedule, no funding, facilities or personnel of any Governmental Body, university, college, other educational institution or research center or funding from third parties was used directly or indirectly in the development of the Purchased Assets in whole or in part.  Schedule 8.8 provides a fully description of all grants provided, approved in favor of, or otherwise applied for by the Seller, the grant program, amount of grants (approved / provided), terms of repayment and/or any other material terms with respect to such grants.

8.9	Software.

To the extent that any Transferred Software (other than Third Party Software) or Transferred Intellectual Property Rights (or component thereof) was originally owned or created by, for or with any third Person, including any predecessor of Seller:

8.9.1

Seller has a valid or enforceable written agreement with such third party or parties with respect thereto, pursuant to which the Seller has obtained complete, unencumbered, irrevocable and unrestricted ownership and is the exclusive owner of, all such Transferred Software

8.9.2

(other than Third Party Software) or Transferred Intellectual Property Rights by valid assignment or otherwise (including the rights to recover unrecovered past, present and future damages for infringement or misappropriation of such Intellectual Property Rights), which agreement has been filed in a timely manner with the appropriate Governmental Body (to the extent so required); Seller has obtained to the fullest extent allowed under applicable law, waivers of moral rights and other similar rights of attribution, disclaimer of authorship or integrity in published works;

8.9.3	the transfers from Seller to Buyer hereunder do not violate such third-party agreements;
8.9.4	such third parties have not retained and do not have any rights or licenses with respect to any Transferred Software (other than Third Party Software) or Transferred Intellectual Property Rights; and
8.9.5	no basis exists for such third party to challenge or object to this Agreement or to the transfers of any Transferred Software or Transferred Intellectual Property Rights contemplated hereunder.
8.9.6	No third party, including any escrow agent, possesses any copy of, or has a license to or otherwise has access to, any source code to any Transferred Software (other than Third Party Software) or any Software that embodies Transferred Intellectual Property Rights. Seller shall have delivered to Buyer all copies of, and neither Seller nor any of its affiliates shall have retained any copy of, any source code to any Transferred Software or Software that embodies Transferred Intellectual Property Rights. Seller does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the Transferred Software source code to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code to any other Person.

8.9.7

The Transferred Software (other than Third Party Software) performs materially in accordance with its documentation. Seller has disclosed in writing to Buyer, a summary of any known problem or issue with respect to any of the Transferred Software (other than Third Party Software) which does, or may reasonably be expected to, have a materially adverse effect on the functionality or fitness for the current purpose of use of Transferred Software (other than Third Party Software).

8.9.8	The Transferred Software (other than Third Party Software) source code has been documented materially consistently with the relevant industry practice.
8.10	IT and Functionality Matters
8.10.1

Schedule 8.10.1 of the Disclosure Schedule lists all the Software, equipment and information systems (“Information Systems”) owned, licensed, leased or controlled by Seller that are material to the operation of the Purchased Assets. If such Information Systems are operated or hosted by an outsourcer or other third-party provider, the identity of such third-party provider is disclosed in the Disclosure Schedule. Such Information Systems are sufficient for the conduct of the Business of the Seller as currently conducted. The Seller uses reasonable means, consistent with state of the art generally available to the public, to protect the security and integrity of all such Information Systems and the data stored thereon. The use by the Seller of any Software or Information Systems does not exceed the scope of the rights granted to the Seller with respect thereto, including any applicable limitation upon the usage, type or number of licenses, users, hardware, time, services or systems.

8.10.2

To the Seller’s knowledge, the Seller has complied with, is not in violation of, and has not received any notices or other communications (in writing or otherwise) of violation with respect to, any foreign, federal, state or local statute, law or regulation with respect to any Purchased Assets.

8.10.3	Seller has secured any import or export licenses that have been necessary for the distribution of the Purchased Assets exported by Seller.
8.10.4

There are no “Critical Problems” with the Transferred Software (other than Third Party Software). For the purposes of the foregoing, “Critical Problem” means a problem, defect, malfunction, nonconformity or error which has been (or should reasonably be) assigned the most critical level of error for Seller’s internal tracking and reporting systems, in a manner consistent with past practices and reasonable industry standards.

8.10.5

To the best knowledge of the Seller, the Transferred Software is free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” “harmful code,” (as such terms are commonly understood in the software industry) or other software routines, code or hardware components that in each case are designed to harm, or are capable of performing any of the following functions: (i) permitting unauthorized access, or the unauthorized disablement or erasure of, or other unauthorized impediment to,  such (or parts thereof) or data or other software of users, or otherwise causing them to be incapable of being used in the full manner contemplated in the applicable documentation or (ii) damaging, or destroying any data or files without the user’s consent.

8.10.6

Since January 1, 2018, Seller has not experienced any material disruption to, or material interruption in, the conduct of the Business attributable to any software contaminant.  Seller has taken reasonable measures to provide for the back-up and recovery of any and all data necessary to the conduct of its businesses without material disruption to, or material interruption in, the conduct of its businesses.

8.11	Compliance with Privacy Laws.
8.11.1

The Purchased Assets do not include Personal Information, nor any data collected or stored by the Seller in violation of the EU General Data Protection, HIPAA (the “Data Privacy Laws”), or the Protection of Privacy Law, 1981 (the “Israeli Privacy Protection Law”).

8.11.2

Seller has never received notice from, and no Seller has ever been subject to, enquiries by any Governmental Body regarding non-compliance or alleged non-compliance with any Data Privacy Law.  No Seller nor any of its employees or other personnel is under investigation or has any order or action pending by or with, any Governmental Body for any actual or alleged violation of any Data Privacy Law, or Seller Privacy Policy.  No Person has alleged that Seller has failed to comply with any Data Privacy Law, required consent, data processing agreement, or any applicable Seller Privacy Policy, or claimed compensation from any Seller (including for unauthorized access, acquisition, or disclosure of Personal Data).

8.11.3

Seller has not suffered or incurred a breach or incident with respect to any of its systems, source code or data, including any unauthorized or unlawful access, processing or disclosure of data owned, processed, or controlled by or on behalf of Seller.  Seller has never notified, and has never been required to notify or under any contract or Data Privacy Law any Person or Governmental Body of the loss of or unauthorized access to or processing of any data or other data or information of such Person.

8.12	Additional Compliance Matters.
8.12.1

Compliance with Internet Resource Terms. The Seller, the Purchased Assets and the conduct of the Business comply with the applicable terms of use, and other applicable terms and conditions governing the use, of Internet Resources that are utilized by the Seller in the ordinary course of business, nor does the Seller or the conduct of the Business require any notices to any regulatory authorities or other third parties.

8.12.2

Compliance with Third Party Licenses. Seller is in compliance with all licenses governing third party components utilized in or in connection with the Purchased Assets and/or Business, including (i) complying with all flowthrough provisions of third party licenses (e.g., a requirement to include a specific notice or disclaimer) and (ii) providing adequate attribution as required by any Open Source Materials license.

8.12.3

The shareholders listed in the capitalization table set forth in Schedule 8.12.3 of the Disclosure Schedule (the “Equity Holders”) represent one hundred percent (100%) of the Seller’s outstanding securities and the Seller does not have any other outstanding securities or derivatives thereof (except for the option holders detailed in the capitalization table set forth in Schedule 8.12.3 of the Disclosure Schedule).

8.12.4

No current or former employee of the Seller has any change of control or severance agreement with the Seller or is the beneficiary of any similar type of obligation on the part of the Seller or any of its affiliates.

8.13	Governmental Grants
8.13.1

Except as set forth in Schedule 8.13.1(a), none of the Seller’s Intellectual Property Rights were developed by or for or on behalf of, or using grants or any other subsidies of, any governmental entity or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center or funding from third parties was used in the development of the Seller’s Intellectual Property (“Grants”). Schedule 8.13.1.(b) sets forth: (a) the aggregate amount of each Grant; (b) the aggregate outstanding obligations of Seller under each Grant with respect to royalties or other payments; (c) the outstanding amounts to be paid to Seller under the Grants by the governmental entity, if any, and (d) the composition of such obligations or amount by the patent, other Intellectual Property, product or product family to which it relates. Seller is in material compliance with the terms and conditions of each Grant. To the Seller’s best knowledge, there is no event or other set of circumstances which would reasonably be expected to lead to the revocation or material modification of any Grant. Except as set forth in Schedule 8.13.1(c), no current or former employee or consultant, of the Seller, who was involved in, or who contributed to, the creation or development of any of the Seller’s Intellectual Property, has performed services for a government, university, college, or other educational institution or research center during a period of time during which such employee or consultant was also performing services for the Seller.

8.13.2	Save for IIA approval, no consent or any other approval is required from the foregoing entities in order to give force to the transactions contemplated herein and thereby.
8.14	Labor Matters

8.14.1

Each current and former employee, consultant or service provider of and to the Seller or other person associated with the Seller, who has developed or participated in or otherwise contributed to the conception and development of Intellectual Property Rights, has executed and delivered to the Seller a proprietary information, non-competition and invention assignment agreement conveying and assigning to the Seller by appropriately executed instruments of assignment full, effective and exclusive ownership of all tangible and intangible property developed by such individual or entity in the context of his or her engagement by Seller, and has expressly and irrevocably waived any and all moral rights and any right to receive compensation in connection therewith (in case of employees, including without limitation, any right of royalties in connection with “Service Inventions” under Section 134 of the Israeli Patent Law of 1967, or any other similar provision under any applicable law of any applicable jurisdiction). No current or former employee, consultant or service provider of the Seller has excluded any works or inventions related to the Seller’s business from his/her/its assignment of inventions to the Seller, and to the Seller’s knowledge, no current or former employee, consultant or service provider of the Seller is in violation of such proprietary information and invention assignment agreement. no current or former employee, consultant or independent service provider associated with the Seller who has contributed to or participated in, or otherwise contributed to the conception and development of Intellectual Property of the Seller has asserted or, to the Seller’s knowledge, threatened any claim against the Seller in connection with such Person’s involvement in the conception and development of any Intellectual Property of the Seller. To the Seller’s best knowledge, no employee and/or consultant of the Seller is the owner of any patent and/or registered as inventors under any patents that are not owned by the Seller and are expected to be used in the Seller’s business

8.14.2	Schedule 8.14.2 of the Disclosure Schedule contains a list of the current employees of Seller. Each such employee has entered into confidentiality and assignment of inventions agreement.
8.14.3	Schedule 8.14.3 of the Disclosure Schedule contains a list of all material independent contractors currently engaged by Seller in connection with the Business.
8.14.4	There are no legal proceedings pending or, to the knowledge of Seller, threatened against Seller before any tribunal with respect to any labor or employment-related dispute.
8.15

Brokers and Finders. No third party is entitled to receive from Seller, and Seller has no liability to pay, any brokerage commission, finders’ fees or similar consideration in connection with the Purchased Assets, the execution of this Agreement or the transactions contemplated by this Agreement based on any arrangement or agreement made by Seller.

8.16

Taxes. To the best knowledge of the Seller, Seller (a) has duly and timely filed or shall duly and timely file all material tax returns and reports required to be filed on or before the Closing Date by the laws of any jurisdiction to which it or any of the Purchased Assets is or has been subject, (b) has paid in full to the proper taxing authorities all taxes, interest, assessments, fees, and other governmental charges due on account of its assets, properties, income or operations, and (c) has withheld, collected and paid to the proper taxing authorities all amounts that it has been required by law to withhold or collect. There are no liens for taxes on the Purchased Assets.

9	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION, AND ESCROW
9.1	Survival of Representations, Warranties, Covenants and Agreements
9.1.1

The representations, warranties and covenants of Seller contained in this Agreement, or in any Ancillary Agreement or officer’s certificate delivered pursuant to this Agreement, shall survive the Closing Date for a period of eighteen (18) months following the Closing Date; provided, however, that notwithstanding the foregoing (ii) the representation, warranties and covenants set forth in Sections 8.1 through 8.4 (the “Fundamental Representations”), and the representations and covenants prescribed under Sections 2.2, 4.1, 4.2 and 10.1 (the shall survive until the lapse of the applicable statute of limitations; provided, further, that if, at any time prior to the applicable expiration date referred to herein, any Indemnified Party delivers to Seller a written notice pursuant to Subsection 9.4 (a “Claim Notice”), then the claim asserted in such notice shall survive the expiration date of the applicable representation, warranty or covenant until such time as such Claim Notice is fully and finally resolved. Notwithstanding anything to the contrary in the foregoing, the limitations set forth in this Subsection 9.1.1 shall not apply in the case of claims arising out of or based upon an intentionally misleading or deceptive representation, a willful act or omission intended to intentionally breach any covenants, or fraud (collectively, “Fraud Matters”).

9.1.2

All representations, warranties and covenants of Buyer and Parent contained in Section 7.1 through Section 7.8 shall survive the Closing subject to and in accordance with the applicable statute of limitations laws with respect thereto.

9.1.3	The covenants and agreements set forth in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive in accordance with their respective terms.
9.2	Indemnification
9.2.1

Subject to the provisions of Subsection 9.1, Seller agrees to indemnify and hold  Buyer and/or Parent and their respective employees, officers and directors (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”), harmless against all direct losses, liabilities, damages, deficiencies, costs and expenses, depreciation of value of the Purchased Assets (but excluding any claim for depreciation in reputation or loss of opportunity), including reasonable attorneys’ fees and expenses of investigation and defense  (hereinafter individually, a “Loss” and collectively, “Losses”) actually paid, sustained, incurred or accrued by any Indemnified Party, or any of them, (regardless of whether or not such Losses relate to any third party claims) as a result of or in connection with:

(i)	any breach of any representation or warranty of Seller contained in Section 8 above;

(ii)	any failure by Seller to perform or comply with any covenant contained in this Agreement, any Ancillary Agreement or any other document, certificate, or agreement delivered in connection hereto;
(iii)	all Excluded Liabilities;
(iv)	any assets of the Seller other than Purchased Assets; and
(v)	any business of the Seller other than the Business.
9.2.2

For the purpose of this Section 9 only, in the event of any breach of a representation or warranty of Seller contained in this Agreement or any Ancillary Agreement, the amount of any Loss resulting from such inaccuracy or breach of such representation or warranty shall be determined without giving effect to any qualification in any representation or warranty that an event or fact be material, and any such qualification shall be disregarded for such purpose.

9.2.3	Nothing in this Agreement shall limit the right of any Indemnified Party to pursue remedies under any Ancillary Agreement against the parties thereto.
9.3	Defense of Third Party Claims
9.3.1

In the event of the assertion or commencement by any Person of any claim or judicial action or legal proceeding (whether against Buyer or any other Indemnified Party) (each, an “Action”) with respect to which Seller may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnified Party pursuant to this Section 9, the Seller shall have the right, at its election and acting reasonably, to assume or participate in the defense of such Action at its own cost, in a manner not interfering with the conduct of defense by Buyer, and without entering any settlement, nor pleading or making no contest, without Buyer’s prior written approval. An Indemnified Party shall not enter any settlement, nor plead or give any contest, in an Action for which it may seek indemnification hereunder, except with the Seller's prior written approval (which shall not be unreasonably delayed or withheld).

9.3.2

Indemnified Party shall give Seller prompt notice of the commencement of any Action against any Indemnified Party; provided, however, that any failure on the part of Indemnified Party to so notify Seller shall not limit any of the obligations of Seller under Section 9 except to the extent the Seller shall have been materially prejudiced as a result of such failure.

9.4	Claims Procedure.

Subject to the provisions of Subsection 9.5 and 9.6, any claim for indemnification, compensation or reimbursement (collectively, “Indemnification”) pursuant to this Section 9 shall be made as follows:

9.4.1

If any Indemnified Party has or claims in good faith to have incurred or suffered Losses for which it is or may be entitled to Indemnification under this Section 9, such Indemnified Party may deliver a Claim Notice to Seller and the Escrow Agent (if such Claim Notice is made during the Escrow Period).  Each Claim Notice shall:

(i) state that the Indemnified Party believes in good faith that the Indemnified Party is entitled to Indemnification under this Section 9; (ii) contain a brief description of the facts and circumstances supporting the Indemnified Party’s claim; and (iii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnified Party claims to be entitled (the aggregate amount of such estimate, as it may be modified by the Indemnified Party in good faith from time to time, being referred to as the “Claimed Amount”).

9.4.2

During the thirty (30) Business Days period commencing upon receipt by Seller of a Claim Notice from an Indemnified Party (the “Dispute Period”), Seller may deliver to the Indemnified Party, with a copy to the Escrow Agent if the Claim Notice was also sent to the Escrow Agent, a written response (the “Response Notice”) in which Seller: (i) agrees that the full Claimed Amount is owed to the Indemnified Party; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Indemnified Party; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnified Party. If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting Seller’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnified Party, as the case may be (any part of the Claimed Amount that is not agreed to be owed to the Indemnified Party pursuant to the Indemnified Party’s Claim Notice being referred to as the “Contested Amount”). If a Response Notice is not received by the Indemnified Party, or by the Escrow Agent if the Claim Notice was also sent to the Escrow Agent, from Seller prior to the expiration of the Dispute Period and after a further period of five (5) days following Buyer’s written notice to the Seller on the Seller’s failure to submit a Response Notice, then Seller shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount is owed to the Indemnified Party.

9.4.3

If Seller in its Response Notice agrees that the full Claimed Amount is owed to the Indemnified Party, or if no Response Notice is received by the Indemnified Party from Seller prior to the expiration of the Dispute Period, then Buyer will instruct the Escrow Agent to release the Claimed Amount to the Indemnified Party.

9.4.4

If Seller in the Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Indemnified Party (the “Agreed Amount”), then the Parties will jointly instruct the Escrow Agent to release the Agreed Amount to the Indemnified Party.

9.4.5

If any Response Notice expressly indicates that there is a Contested Amount, Seller and the Indemnified Party shall attempt in good faith to resolve the dispute related to the Contested Amount. If Seller and the Indemnified Party resolve such dispute, such resolution shall be binding on Seller and such Indemnified Party and a settlement agreement stipulating the amount owed to such Indemnified Party (the “Stipulated Amount”) shall be signed by such Indemnified Party and Seller. The Parties will jointly instruct the Escrow Agent to release the Stipulated Amount to the Indemnified Party.

9.4.6

In the event that there is a dispute relating to any Claim Notice or Contested Amount (whether it is a matter between the Indemnified Party, on the one hand, and Seller on the other hand, or it is a matter that is subject to an Action asserted or commenced by a third party brought against the Indemnified Party in a litigation or arbitration), an action to resolve such dispute may be brought in accordance with Subsection 12.6.

9.4.7

Upon final resolution of the action to resolve the dispute relating to the Claim Notice, Buyer will instruct the Escrow Agent (with a copy to Seller) to release the amount of the award specified in the court’s decision to the Indemnified Party (a copy of such final resolution shall be provided by Buyer to the Escrow Agent together with such instruction).

9.4.8

If the Parties fail to jointly instruct the Escrow Agent in any of the situations referred to in this Section 9.4, the Parties agree to irrevocably accept any ruling by any arbitral tribunal under the arbitration clause of this Agreement.

9.5	Limits on Indemnification
9.5.1

Except (a) in the case of any Fraud Matters set forth in this Agreement, in any Ancillary Agreement, or in any certificate or other instrument delivered pursuant to this Agreement on the part of Seller, or (b) in the case of any indemnification claim resulting from, arising out of or in connection with clauses (ii) – (v) of Section 9.2.1  hereof  or (c) in the case of any indemnification claim resulting from, arising out of or in connection with any breaches of any of the Fundamental Representations, from and after the Closing Date; Seller shall not be obligated to indemnify the Indemnified Parties for any amounts in excess of the Escrow Shares.

9.5.2

The Indemnified Parties shall not be entitled to assert any claim for indemnification under this Agreement (other than in connection with any inaccuracy or breach of the Fundamental Representations, as to which this limitation shall not apply) until such time as the aggregate of all Losses that the Indemnified Parties have under this Agreement exceeds Fifty Thousand Dollars ($50,000), whereupon indemnification may be sought for all such Losses without regard to the such threshold amount.

9.5.3

The indemnification provisions under this Section 9 shall be the sole and exclusive monetary remedy of Buyer and Parent and the Indemnified Parties against the Seller provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by any Party of any right to specific performance or injunctive relief.

9.5.4

It is hereby clarified that any indemnification amount that an Indemnified Person is entitled to receive pursuant the provisions herein shall if possible be first recovered from the Escrow Shares, and if such recovery is not available, from the Seller.

9.5.5

The amount of any Loss subject to indemnification hereunder shall be calculated net of any insurance proceeds or any indemnity, contribution or other similar payment actually received by the Indemnified Party from any third party with respect thereto. In the event that an insurance or other recovery is actually made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Seller.

9.5.6

Neither Party shall be liable for any special, indirect, incidental, punitive or consequential loss, such as loss of business opportunities or loss of goodwill, whether in respect of any misrepresentation, breach of contract (other than willful breaches or Fraud Matters), tort, statutory duty or otherwise, which arises out of or in connection with this Agreement or its subject matter.

9.5.7

In all cases, and without derogating from other limitations of liability specified herein, the Seller’s aggregate liability under this Agreement, the Ancillary Agreements, and in connection with all transactions contemplated hereunder and thereunder, whether under this Agreement, tort or otherwise, shall not exceed the amount of the value of the Aggregate Purchase Price plus the Advance Payment, plus the IIA Liabilities.

9.5.8	The limitations under this Section 9.5 shall not apply in case of Fraud Matters or breach of lock up.
9.6	No Indemnification Limitations
9.6.1	If the transaction is not consummated due to failure to meet certain of the Closing conditions set forth herein, no liability shall be imposed on either party hereto.
9.6.2

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the rights of any Party hereto to apply for equitable remedies to enforce the other Parties’ obligations hereunder.

9.6.3	All claims for recovery for any Loss or Losses from the Escrow Shares shall be made pursuant to and in accordance with, and be governed by the terms of, this Agreement and the Escrow Agreement.
9.7	Escrow Arrangements and Payment of Escrow Shares
9.7.1	The number of Consideration Shares to be deposited in escrow with the Escrow Agent shall be equal to 32,787 Consideration Shares (the “Escrow Shares”).
9.7.2

By virtue of this Agreement and as partial security for the indemnity provided for in Subsection 9.2 hereof and subject to Subsection 8.5 above, the Escrow Shares shall be deposited at the Closing, into an escrow account with the Escrow Agent (the “Escrow Account”) pursuant to the terms and conditions of the  escrow agreement (the “Escrow Agreement”) to be executed by and among  Buyer, Seller and the Escrow Agent prior to the Closing, and Seller hereby directs Buyer to transfer the Escrow Shares to the Escrow Agent. The Escrow Shares shall be deposited by   Buyer at the Closing with the Escrow Agent. The Escrow Shares shall be available during the Escrow Period (subject to the herein terms) as partial compensation to the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under Section 9.

9.7.3

For the purpose of determining the value of any cap of liability, or the number of Consideration Shares to be released from escrow to discharge Seller's indemnification obligations, or the number of Consideration Shares to be retained by the Escrow Agent upon the lapse of the Escrow Period pursuant to Section 9.8, the effective price of such Consideration Share shall be the Effective Parent Stock Price.

Seller hereby irrevocably agrees and confirms that any Escrow Share to be released from Escrow to discharge any indemnification obligation hereunder (to the extent such release is in accordance with the terms of this Agreement) shall be deemed as forfeited for the purposes hereto, and Seller irrevocably authorizes any officer of the Parent to make the requisite declaration with respect hereto.

9.8	Distribution of Escrow Shares

The Escrow Agent shall transfer all remaining Escrow Shares in the Escrow Account to Paying Agent, following applicable withholdings, for distribution to Seller at 4:00 p.m., local time to a bank account designed in writing by the Seller, on the first Business Day after the twelve (12) months anniversary of the Closing Date (the “Escrow Period”), provided however that the Escrow Agent may retain Escrow Shares in the amount of the Contested Amount or any Claimed Amount (if no Contested Amount has been presented in accordance with the terms hereof) from unresolved claims specified in Claim Notices made to that date. As soon as all such claims have been resolved by final judgment of a competent court, or the Contested Amount has been reduced, the Escrow Agent shall deliver the remaining portion of the Escrow Shares, if any, to the Seller.

9.9	Fees

All fees of the Escrow Agent and Paying Agent for performance of its duties under this Agreement, the Paying Agent Agreement and the Escrow Agreement shall be borne by Seller.

10	NO REGISTRATION; TRANSFER RESTRICTIONS.
10.1

Seller acknowledges that it has such knowledge and experience in financial or business matters that it is capable of evaluating and understanding the merits and risks of the Consideration Shares. Seller understands that there is no assurance of any economic benefit which may arise in favor of the Seller, and each Seller further acknowledges that, without derogating from the Buyer's representations and warranties under Section 7 above, it may incur material financial losses in entering into the transactions contemplated hereunder.  Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Consideration Shares, and has so evaluated the merits and risks of such investment. The Seller is able to bear the economic risk of an investment in the Consideration Shares and, at the present time, is able to afford a complete loss of such investment. Seller acknowledges that as of the date hereof, the Seller has limited financial resources, and thus an investment in the Consideration Shares is subject to significant risk. Seller is either (i) an accredited investor as defined in Rule 501(a) of Regulation D promulgated under Act, or (ii) a Non U.S. Person as defined under Regulation S promulgated under the Securities Act. To the extent that a Selling Shareholder is a non U.S. Person, Seller (x) is not receiving the Consideration Shares for the account or benefit of any U.S. Person, (y) is not, at the time of execution of this Agreement, and will not be, at the time of the issuance of the Consideration Shares, in the United States and (z) is not a “distributor” (as defined in Regulation S promulgated under the Act).

10.2

Seller further acknowledges that it has had the opportunity to review the ancillary agreements relating to this Agreement (including all exhibits and schedules thereto) and the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Seller concerning the terms and conditions of the offering of the Consideration Shares and the merits and risks of investing in the Consideration Shares; (ii) access to information about the Seller and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Seller possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

10.3

Seller understands and acknowledges that any part hereof may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of Consideration Shares, other than pursuant to an effective registration statement or Rule 144 under the Act, to an affiliate (as such term is defined in Rule 144) of Seller or in connection with a pledge, the Buyer or the Parent  may require the transferor thereof to provide to the Buyer or the Parent, as applicable, an opinion of counsel to the Seller, to the effect that such transfer does not require registration of such transferred Consideration Shares under the Securities Act.  Seller further acknowledges that it might only be able to distribute the Consideration Shares (and if applicable under law or SEC requirements – proceeds derived thereto) subject to maintaining applicable exemptions, and shall provide Parent (if reasonably requested) with supporting documentations to Parent’s reasonable satisfaction.

10.4	Seller agrees to the imprinting, so long as is required, of a legend on any of the Consideration Shares issuable upon the transactions in this Agreement in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

10.5

Each certificate representing the Consideration Shares, if such Consideration Shares are being offered in reliance upon Regulation S, shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

10.6

With a view to making available to the Seller the benefits of certain rules and regulations of the SEC which may permit the sale of the Consideration Shares to the public without registration, the Parent agrees, for a period of 21 months following Closing, to: (i) make and keep publicly available and available to the Seller adequate current public information with respect to the Parent and its affiliates, within the meaning Rule 144 under the Securities Act or any similar or analogous rule promulgated under the Securities Act, (ii) furnish to the Seller forthwith upon reasonable request a copy of the most recent annual or quarterly report of the Parent, which are publicly available on the U.S. Securities and Exchange Commission EDGAR website, and (iii) comply with all other reasonable filings and other requirements so as to enable the holders of the Consideration Shares to sell them under Rule 144 under the Securities Act (or similar rule then in effect).

11	TERMINATION
11.1	Termination. Subject to Section 11.2 below, this Agreement may be terminated and abandoned at any time prior to the Closing in the following events:
11.1.1	by mutual written consent of the Parties;
11.1.2

by either Seller or  Buyer if a court of competent jurisdiction or other Governmental Body shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties hereto shall use their reasonable best efforts to lift) and such was not at the request of the party seeking termination of the Agreement, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.3

by Buyer if the Closing has not taken place on or before the lapse of 90 days of the Effective Date (the “Outside Date”) (provided that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 11.1.3 if Buyer's or Parent's breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time); or

11.1.4

by Buyer, if Seller shall have materially failed to perform in any material respect any of its covenants, obligations or other agreements hereunder, and fails to remedy such failure within 14 days of written notice from the Buyer.

11.1.5

by Seller, if Buyer or Parent shall have materially failed to perform in any material respect any of their covenants, obligations or other agreements hereunder, and fail to remedy such failure within 14 days of written notice from the Seller.

11.2

Termination Procedures. If Buyer wishes to terminate this Agreement pursuant to Section 11.1 above, Buyer shall deliver to Seller a written notice stating that Buyer is terminating this Agreement and setting forth a brief description of the basis on which Buyer is terminating this Agreement. If Seller wishes to terminate this Agreement pursuant to Section 11.1 above, Seller shall deliver to Buyer a written notice stating that Seller is terminating this Agreement and setting forth a brief description of the basis on which Seller is terminating this Agreement.

11.3

Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and all further obligations and liabilities of each party to the other party under this Agreement shall terminate; provided, however, that (a) neither party shall be relieved of any obligation or liability arising from any prior breach of any representation, warranty, covenant or agreement in this Agreement that occurred prior to the date of termination; and (b) the Parties shall, in all events, remain bound by and continue to be subject to Section 5 (Confidential Information), and 12 (General).

12	GENERAL
12.1	Expenses

Except as expressly provided herein, each Party shall be solely responsible for its own costs and expenses (including its attorneys’ fees and accountants’ fees):

12.1.1	incurred in negotiating and consummating the transactions contemplated hereby, and
12.1.2

for maintaining and perfecting the rights granted to such Party hereunder, including costs for recordation of documents, registration of rights and payment of government fees incurred after the Effective Date.

12.2	No Agency

Each Party shall in all matters relating to this Agreement act as an independent contractor. None of the Parties shall have authority, nor shall either Party represent that it has any authority, to assume or create any obligation, express or implied, on behalf of the others, or to represent the other Parties as agent or employee or in any other capacity. Neither execution nor performance of this Agreement shall be construed to have established any agency, joint venture or partnership.

12.3	Attorneys’ Fees

Subject to the provisions and limitations of Section 8 above, if any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party to this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements.

12.4	Notices

Any notice or other communication required or permitted to be delivered to any Party under this Agreement must be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party may have specified in a written notice given to the other Parties):

if to Buyer:	Labstyle Innovation Ltd.
HaTokhen Street, Caesarea Industrial Park, Israel 3088900
Attention: Mr. Zvi Ben-David, CFO
Email: zvi@mydario.com

if to Parent:	Dario Health Corp.
142 W 57th Street, New York, NY 10019, USA
Attention: Mr. Zvi Ben-David, CFO
Email: zvi@mydario.com

with a copy to (which shall not constitute notice):
Sullivan & Worcester Tel-Aviv
28 Ha’arbaa st., Tel-Aviv, Israel
Attention: Tamir Chagal, Adv.
Email: tchagal@sullivanlaw.co.il
if to Seller:
Physimax Technologies Ltd.
17 Ruhama St., Herzliya, Israel
Attention: Ram Shalev, CEO
Email: ram@pmax.com

With a copy to which shall not constitute notice):

Netta Shaked-Stadler, Adv.
Eitan Mehulal Sadot
10 Abba Eban Blvd., Herzlia, Israel
Email: nettas@ems-legal.com

Any notice delivered by hand or by courier to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address.  If such day is not a Business Day, or if the notice is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the next Business Day.  Any notice transmitted by facsimile shall be deemed to have been given and received on the day in which transmission is confirmed.  If such day is not a Business Day or if the facsimile transmission is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the first Business Day after its transmission. Attempted delivery of any notice hereunder by electronic communication (including e-mail and Internet or intranet websites, but excluding facsimile transmission) shall not constitute delivery of such notice for the purposes of this Agreement.

12.5	Governing Law

THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF ISRAEL, AND THE COMPETENT COURTS OF TEL-AVIV, ISRAEL, SHALL HAVE EXCLUSIVE JURISDICTION THEREOF.

12.6	Forum and Venue

All disputes arising out of or in connection with this Agreement which the parties are unable to resolve within thirty (30) calendar days shall be resolved exclusively in arbitration in accordance with the rules provisions of the Israeli Arbitration Law-1968 (the “Rules”) in Tel-Aviv, Israel by a single arbitrator appointed jointly by Buyer and the Seller, and if no agreement is reached on the identity of the arbitrator within ten (10) days following a written demand, the identity of the arbitrator will be determined in accordance with the Rules.  The language to be used the arbitral shall be English. Any ruling or decision of the Arbitrator may be enforced in any court of competent jurisdiction. The arbitrator shall not be bound by procedure law or rules of evidence, but will rule consistent with the substantive law of the State of Israel (save for where the choice of law herein prescribes otherwise – and in such case, as prescribed herein). The award of the Arbitrator shall be in writing, state the reasons upon which it is based, and shall be final and binding upon the parties. This Section constitutes an Arbitration Agreement in accordance with the Rules. In the event of any contradiction between the provisions hereof and the Rules, the provisions of this Agreement shall prevail. All arbitral proceedings conducted with reference to this arbitration clause shall be kept strictly confidential.  This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to any third party without the written consent of all Parties, except for their legal advisors and other advisors or Persons (and, in the case of the Seller, except also for the Indemnifying Parties) with a need to know of such proceedings, provided that such third party advisors and Persons are subject to confidentiality undertaking not less strict than the provisions of this confidentiality undertaking.  The immediately preceding sentence notwithstanding, no Party shall be prevented from disclosing such information if, and to the extent, such Party is obliged to disclose it under statute, regulation, decision of a Governmental Body, stock exchange contract or similar, provided that (to the extent lawfully possible) the disclosing party first consults with any affected Party as to the nature, proposed form, timing and purpose of such disclosure and uses all reasonable endeavors to ensure that such information is treated by any receiving party as confidential.

12.7	Injunctive Relief

It is understood and agreed that, notwithstanding any other provision of this Agreement any Party’s breach of the confidentiality obligations or provisions relating to proprietary rights will cause irreparable damage for which recovery of money damages would be inadequate, and that the other Parties will therefor be entitled to timely injunctive relief in any jurisdiction and in any court that can provide a remedy to protect such Party’s rights under this Agreement in addition to any and all other remedies available at law or in equity.

12.8	Waiver
12.1.3

No failure on the part of a Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

12.1.4

No Party shall be deemed to have waived any claim arising from this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

12.9	Assignment

Neither Party shall have the right to assign or transfer this Agreement, or any of its rights hereunder (provided that, Buyer may assign, transfer and take all actions it deems fit with respect to the Transferred Assets following Closing), without the prior written permission of the other Party, which may be granted or withheld at its sole discretion. Any assignment in violation of this Subsection 12.9 is null and void.

12.10	Severability

If, for any reason, a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision of this Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. The Parties agree to negotiate in good faith an enforceable substitute provision for any unenforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision. Notwithstanding the foregoing, if a court of competent jurisdiction determines that any restriction on any license granted herein is invalid or unenforceable, then the license grants to which such restriction relates shall terminate automatically.

12.11	Entire Agreement

This Agreement (including the Exhibits hereto) sets forth the entire understanding of the Parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings between or among the Parties hereto relating to the subject matter hereof. Except for the representations and warranties explicitly set forth in this Agreement, no Party makes any other representation or warranty, whether express or implied, to any other Party with respect to the Purchased Assets or otherwise in connection with the transactions contemplated by this Agreement. Upon Closing, the debenture notes issued in respect of the Advance Payments, shall be deemed fully paid and satisfied.

12.12	Amendments

This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Seller and Buyer. Each subsequent Exhibit mutually agreed to and signed by the Parties shall be governed by this Agreement.

12.13	No Third Party Beneficiaries

The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective permitted successors and permitted assigns, and the Parties do not intend to confer third party beneficiary rights upon any other Person, other than the Indemnified Parties which will be deemed third party beneficiaries for the purposes of Section 9.

12.14	Counterparts

This Agreement may be executed in counterparts, which, when taken together, shall constitute one agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officer as of the date first written above.

LABSTYLE INNOVATION LTD

By:

Name:

Title:

DARIO HEALTH CORP

By:

Name:

Title:

PHYSIMAX TECHNOLOGIES LTD

By:

Name:

Title: